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                                                                                     EXHIBIT 11
                  CALCULATIONS OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT
                 SHARE AND EARNINGS (LOSS) PER COMMON SHARE ASSUMING FULL DILUTION
                          (Dollars in thousands, except per share amounts)

                                                    Year Ended September 30,
                                       1995                   1994                 1993
                              Common and             Common and           Common and
                                common     Fully       common    Fully      common    Fully
                              equivalent  diluted    equivalent diluted   equivalent diluted
Net income (loss) available
to common stockholders. . . . $(240,484)  $(240,484) $  12,797  $  12,797 $  16,433  $  16,433
                              =========   =========  =========  ========= =========  =========

Weighted average number of
shares outstanding  . . . . .    46,062      46,062     43,570     43,570    40,199     40,199 Adjustments:

Assumed issuances under
acquisition contingencies            --          --        954        954        --         --

Assumed issuances under stock
option and stock purchase
plans . . . . . . . . . . . .        --          --      1,151      1,231     1,389      1,485

Assumed exercise of warrants         --          --      1,661      1,780     1,162      1,280
                                 46,062      46,062     47,336     47,535    42,750     42,964
                              =========   =========  =========  ========= =========  =========

Earnings (loss) per
 common share . . . . . . . . $   (5.22)  $   (5.22) $     .27  $     .27 $     .39  $     .39
                              =========   =========  =========  ========= =========  =========
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